                                                                    EXHIBIT 99.4

                  GAINSCO CLOSES SALE OF GAINSCO COUNTY MUTUAL

DALLAS, Texas, December 2, 2002 - GAINSCO, INC. (OTCBB: GNAC) today announced that it completed the previously announced sale and transfer of its management contract controlling GAINSCO County Mutual Insurance Company ("GCM") to an affiliate of Liberty Mutual Insurance Company for a total of up to $10.0 million, $1.0 million of which was received by GAINSCO upon the close of the transaction. As previously disclosed, the remaining purchase price is structured as future contingent payments through September 2009.

As part of the transaction, GAINSCO retained approximately $3.5 million of GCM's surplus in the forms of principal and interest in redemption of GCM's surplus debenture and payments under the management contract. This amount will remain as part of the combined statutory policyholders' surplus of GAINSCO. Additionally, GAINSCO and its subsidiaries retained all assets and liabilities associated with GCM's past, present and runoff commercial insurance business. GAINSCO is making a $0.5 million prepayment of its outstanding bank debt from the closing proceeds of the transaction.

GAINSCO, INC. is a Dallas, Texas-based holding company. The Company's nonstandard personal automobile insurance products are distributed through retail agents in Florida. Its primary insurance subsidiaries are General Agents Insurance Company of America, Inc., MGA Insurance Company, Inc. and Midwest Casualty Insurance Company.

Release Date:      Monday, December 2, 2002 - FOR IMMEDIATE RELEASE
Company Contacts:  Scott A. Marek, Asst. Vice President - Investor Relations
                   214.647.0427
                   Richard M. Buxton, Senior Vice President 214.647.0428
                   Email address: investorrelations@gainsco.com
                   Website: www.gainsco.com